UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 24, 2009 (March 19, 2009)

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable	333-117633	54-2122988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Fourth Street
Niagara Falls, NY (Seneca Nation Territory)		14303
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

Item 2.03.              Creation of a Direct Financial Obligation.

On March 19, 2009, Seneca Niagara Falls Gaming Corporation (“SNFGC”), Seneca Territory Gaming Corporation (“STGC”) and Seneca Erie Gaming Corporation (“SEGC”), each wholly-owned subsidiaries of Seneca Gaming Corporation (the “Corporation”) entered into amendments to their existing head lease agreements with the Seneca Nation of Indians (the “Nation”).

SNFGC, STGC and SEGC had each previously approved an aggregate increase in rent under the head leases as requested by the Nation for fiscal year 2009 from $62 million to $81 million, effective October 1, 2008, which increase had been accrued but not paid while the Corporation and the Nation finalized approvals required by the indenture governing the Corporation’s senior notes.  On February 23, 2009, the Nation’s Council acted to reduce its proposed aggregate rent request under the head leases for fiscal year 2009 by $5 million from $81 million to $76 million.  The amendments entered into on March 19, 2009 effect those changes.

The March 19, 2009 amendments provide for an aggregate annual increase in the amounts payable to the Nation under the head leases of approximately $14 million, such that SNFGC will be required to pay approximately $36.1 million per year in rent (in equal monthly amounts), STGC will be required to pay $24.0 million per year in rent (in equal monthly amounts) and SEGC will be required to pay approximately $15.9 million per year in rent (in equal monthly amounts).  The amendments and lease payment increases are effective as of October 1, 2008 for the fiscal year ending September 30, 2009.

In connection with the foregoing amendments, for purposes of compliance with its Indenture governing its senior notes and the Distribution Agreement among the Corporation, the Seneca Nation Capital Improvements Authority and Wells Fargo, N.A., dated April 27, 2007 (the “Distribution Agreement”), the Corporation obtained and delivered to Wells Fargo, N.A. (as trustee under the Indenture governing its senior notes) written fair market value rent opinions from an independent financial advisor with regard to the SNFGC and STGC head lease amendments (as required by the Indenture).  The SEGC head lease amendment reflects a 3% increase in rent as permitted by the Indenture.  The Corporation also delivered to Wells Fargo, N.A. (as trustee under the indenture governing the Nation’s municipal bonds and a party to the Distribution Agreement) an additional certification required pursuant to the Distribution Agreement.  Further or additional increases in rent payable under the head lease agreements are restricted under the terms of the Corporation’s Indenture governing its senior notes and the Distribution Agreement, and are subject to compliance with all applicable contractual commitments of the Corporation and the Nation.  The leases expire on the twenty-first anniversary of the commencement of gaming activities under the Nation’s Compact with the State of New York, unless earlier terminated by the parties.

Copies of the March 19, 2009 head lease amendments are attached to this Current Report as Exhibits 10.1, 10.2, and 10.3, respectively.  Such amendments are incorporated herein by reference and the foregoing description of the amendments is qualified in its entirety by reference to such Exhibits.

Item 8.01.      Other Events.

March 25, 2009 Investor Conference Call

Cochise Redeye, Chairman of the Seneca Gaming Corporation Board of Directors, and the Corporation’s senior management will host a conference call for investors and other members of the financial community on March, 25, 2009 at 10:30am Eastern Daylight Time for purposes of discussing the recent election of board officers and related matters.  Interested parties may participate in this call by dialing 800-709-1785; the conference ID is SENECA.  Participants are requested to dial in 5 to 10 minutes prior to the scheduled start time.  A rebroadcast of this conference call will be available for 14 days by dialing 800-642-1687; the rebroadcast ID is 91733965.

Item 9.01.      Financial Statements and Exhibits.

(d)                                 Exhibits

10.1         First Amendment to Amended and Restated Head Lease Agreement between Seneca Niagara Falls Gaming Corporation and the Seneca Nation of Indians effective as of October 1, 2008.

10.2         Second Amendment to Head Lease Agreement between Seneca Territory Gaming Corporation and the Seneca Nation of Indians effective as of October 1, 2008.

10.3         Second Amendment to Head Lease Agreement between Seneca Erie Gaming Corporation and the Seneca Nation of Indians effective as of October 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION
(Registrant)

Date: March 24, 2009		/s/ Rajat Shah
	Name:	Rajat Shah
	Title:	Senior Vice President of Corporate Development
and General Counsel

EXHIBIT INDEX

Exhibit No.

10.1*	First Amendment to Amended and Restated Head Lease Agreement between Seneca Niagara Falls Gaming Corporation and the Seneca Nation of Indians effective as of October 1, 2008.

10.2*	Second Amendment to Head Lease Agreement between Seneca Territory Gaming Corporation and the Seneca Nation of Indians effective as of October 1, 2008.

10.3*	Second Amendment to Head Lease Agreement between Seneca Erie Gaming Corporation and the Seneca Nation of Indians effective as of October 1, 2008.

*  Filed herewith